Exhibit 99.2

November 28, 2025

Entero Therapeutics, Inc. Announces Corporate Name Change to GridAI Technologies Corp. and New Ticker Symbol “GRDX”

Boca Raton, Florida — November 28, 2025 — Entero Therapeutics, Inc. (NASDAQ: ENTO) (the “Company”) today announced that it will change its name to GridAI Technologies Corp., effective at 12:01 Eastern Time on Monday, December 1, 2025. The name change closely aligns the Company’s business following its acquisition of 100% of GRID AI Corp (“GRID AI”), a grid-edge, AI-driven software and controls platform that enables utilities, retail energy providers, and large power users to dynamically manage load and distributed energy resources including battery energy storage systems. In connection with the name change, the Company will change its ticker symbol to “GRDX”. The Company’s common stock will commence trading on the Nasdaq Capital Market exchange under the new name and trading symbol on December 1, 2025.

“This marks the beginning of a new chapter for the business,” said Jason Sawyer, Interim Chief Executive Officer of GridAI Technologies Corp. “Our mission is to enhance grid-edge intelligence using AI, machine learning and edge analytics by orchestrating supply and demand in real time, creating a more reliable, resilient, and transactive grid —now supported with our public-company platform — and this name change reflects that commitment.”

The name and future ticker change do not affect the Company’s legal structure, business operations, or existing financial reporting obligations. Shareholders are not required to take any action in connection with the change.

Further updates will be provided via regular press releases and regulatory filings.

About Entero Therapeutics, Inc. (NASDAQ: ENTO)

Entero Therapeutics, Inc. is a publicly listed company on Nasdaq. The Company is a late clinical-stage biopharmaceutical company focused on the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases. The Company's programs address significant unmet needs in GI health and comprise development of Adrulipase, a recombinant lipase enzyme designed to enable the digestion of fats and other nutrients in cystic fibrosis and chronic pancreatitis patients with exocrine pancreatic insufficiency. Following completion of the GRID AI acquisition, the Company intends to continue these prior operations and to also operate GRID AI as a wholly owned subsidiary and pursue opportunities at the intersection of AI and energy infrastructure.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding strategic benefits of the acquisition, market opportunities, product capabilities, stockholder approval of the transaction, Nasdaq's approval of an initial listing application, if any, and future operating results. These statements are based on current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially. Important factors include, among others, our business strategy; the risk that regulatory or third-party approvals are delayed or not obtained; integration challenges; market adoption; competitive dynamics; macroeconomic and energy-market conditions; and other risks detailed from time to time in the Company’s SEC filings. The Company undertakes no obligation to update forward-looking statements.

Investor & Media Contacts:

Entero Investor Relations: investors@enterothera.com

SOURCE: Entero Therapeutics, Inc.